Hooper Holmes, Inc.
2012 Second Quarter Financial Results
August 10, 2012

Operator: Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Hooper Holmes 2012 Second Quarter Financial Results Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touchtone phone; if you would like to withdraw your question, you can press the star, followed by the two; and if you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Friday, August 10th, 2012.

I would now like to turn the conference over to Andrew Berger of SM Berger & Company. Please go ahead, sir.

Andrew Berger: Thanks, Alicia. On behalf of the management of Hooper Holmes, we are extremely pleased that you have taken the time to participate in our conference call, and thank you for joining us to discuss the Company's 2012 second quarter financial results and business outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management's intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements. It is important to remember that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's annual report on Form 10-K, copies of which may be obtained by contacting either the Company or the SEC.

By now you should have received a copy of the news release which was issued this morning before the market opened. If you have not received a copy, please call me, Andrew Berger, at (216) 464-6400, and I will send a copy to you.

Participating on the call today are Ransom Parker, Hooper Holmes' President and Chief Executive Officer, and Michael Shea, Senior Vice President, Chief Financial Officer and Treasurer.

At this time, I will turn the call over to Ransom Parker. Randy?

Ransom Parker: Thanks, Andy, and good morning everyone. When I talk with investors, I usually start with the context for the decisions we've made and the actions that we've taken, and I'd like to begin that way this morning.

The context is relatively simple. While the life insurance market changed rapidly during these last several years, Hooper Holmes was slower to react. While our Company's revenues from Health and Wellness continue to grow at double-digit rates, they've not offset the decline in life insurance revenues. That decline was caused, in part, by significant gaps in the content, quality and consistency of our services, and inefficiencies in our operating structure and systems. We had three options: number one was to do nothing, number two was to make marginal repairs, and number three was to actually transform the business. We chose to fundamentally transform the business. While we firmly believe this to be in the best interest of our Company and our shareholders, we also realized that the careful and comprehensive approach we've adopted would take longer and cost more to complete than either of the first two choices.

This business transformation began in January of 2011, when we started investing $5 million in new systems and technology that were required as the foundation for our new delivery model. We're now completing the second phase of this transformation with the deployment of a new Portamedic service delivery model, which we began rolling out in June of 2012. The service model is a new optimized approach for ordering, scheduling and delivering paramedical exams in homes or in offices any time, anywhere in the country. Over a hundred local administrative offices have been replaced by 60 integrated customer service centers. The service centers leverage our existing call center capabilities and IT investments to drive better service levels, reduce facilities footprint and reduce manual labor. We expect that, on an annual basis, we've reduced Portamedic's cost structure by approximately $8 million.

Before we discuss the results of the transformation, I'd like to give you the second quarter highlights about our use of cash, gross margins and pricing in Portamedic, and then I'll turn it over to Mike for the details.

We used $2 million in cash in the second quarter of 2012. That was in line with our expectations, with no borrowings. Primary uses of cash were in Portamedic operations and in Hooper Holmes Services, as well as in budgeted capital expenditures. In Portamedic, a continuing revenue decline without offsetting cost reductions led to reduced gross margin in the second quarter. To address this margin decline, we implemented a new Portamedic service delivery model, which we expect will reduce costs significantly while improving service quality. Deploying Portamedic's new service delivery model resulted in approximately $1.6 million of restructuring charges in the second quarter, consisting primarily of severance and lease obligation costs. Additional restructuring charges are possible in the third and fourth quarters of 2012, but we believe the bulk of this work has been completed.

Here's why the new delivery model and these restructuring charges are important. The new model has been designed to improve our service, which we believe will result in increased revenue in Portamedic, while reducing our cost structure by approximately $4 million in the second half of 2012. As I mentioned before, on an annual basis, we've reduced Portamedic's cost structure by approximately $8 million.

I want to specifically acknowledge and thank the members of our sales, operations and IT teams for their substantial efforts over the past 18 months in planning and implementing the new model.

In the second quarter of 2012, we were quite encouraged to see paramed pricing remain relatively stable. Greater pricing stability, significantly reduced costs, and continued Health and Wellness growth and expected increases in Portamedic sales volumes are essential for achieving our 2013 profitability objective.

At this point, let me turn it over to Mike for the numbers.

Michael Shea: Thank you, Randy, and good morning, everyone. For the second quarter of 2012, our consolidated revenues decreased 7% to $35.4 million, compared to $37.9 million in the second quarter of 2011. Our net loss for the second quarter was $5.5 million, or $0.08 per share, and included $1.6 million of restructuring charges.

As for revenues in the second quarter, our Portamedic revenues decreased approximately 9% to $24.3 million. The revenue decline was the result of a reduction in paramedical exams of approximately 8%, along with a 1.9% decline in revenue per exam. The revenue decline was, in part, attributable to the conversion to our new case management system, PartnerLink, and to the conversion to our new Portamedic service delivery model, both of which occurred in the second quarter. Additionally, in the second quarter, we incurred one-time costs related to our IT systems and delivery model conversions.

Revenues for our Health and Wellness business were up 51%, in comparison to the prior year, to $3.8 million, primarily due to an increase in health screenings completed during the quarter. This increase was primarily attributable to volume increases under existing contracts, as well as new contracts.

Heritage Labs revenues totaled $2.8 million in the second quarter, a decrease of approximately 10% form the prior year, primarily attributable to a decrease in revenue from our lab kit assembly services, while our Hooper Holmes Services revenues of $4.4 million declined 20%, primarily due to a reduced demand for our medical record collection services.

Our consolidated gross margin for the second quarter of 2012 was 20%, compared to 23.9% in the prior year period, while SG&A expense totaled $11 million in the second quarter, an increase of approximately 5% from the prior year period. The reduction in gross margin and increase in SG&A is primarily the result of new capital and operating investments made in 2011 and 2012 to position us for growth and profitability, partially offset by a reduction in our baseline expenses. Our gross margin is expected to improve significantly in the second half of 2012, as a result of our new Portamedic service delivery model.

Regarding the balance sheet, working capital at June 30th was $20.2 million, including $11.4 million of cash and cash equivalents, and no debt outstanding.

Accounts receivable totaled $17 million, with days sales outstanding of 43 days.

As for cash flows, cash used in operations approximated $0.9 million in the second quarter, primarily due to our operating loss, offset by a decrease in accounts receivable.

Lastly, capital expenditures totaled $1 million for the second quarter of 2012.

With that, I'll turn the call back to Randy.

Ransom Parker: Thanks, Mike. I'd like to describe the specific steps that we've taken to improve Portamedic's competitive position; then I'd like to review our growth outlook on Health and Wellness; and finally take your questions.

We took a three-pronged approach to transforming Portamedic service delivery. First, we increased efficiency and service quality by moving and centralizing administrative work; second, we deployed the new PartnerLink workflow system which automates many manual activities and reduces our technology costs; and, third, we began dramatically strengthening our network of local health professionals. To sum it up in a sentence, we believe the power of new systems, plus new talent, gives Portamedic a measurable advantage in service quality that should increase our life insurance revenues.

Let me tell you a little bit more about the talent that we've added. During the second quarter, we deployed a new team of local health professional managers to recruit, mentor and train local health professionals, and we added new talent to build our national network.

John Bond, our new Vice President of Provider Relations, comes to us most recently from Tufts Health Plan in Boston. Prior to that, John worked with Blue Cross and Blue Shield of Vermont, and Harvard Pilgrim Health Care. John is an expert in developing healthcare networks and building collaborative relationships. We believe John and our health professional management team will bring something unique to paramedical services in the industry and that this new focus on recruiting, credentialing and mentoring local health professionals should give us advantages in local coverage and service quality, which we expect to leverage to improve results in the remainder of 2012, and beyond. Having the right health professional available at the right place and at the right time is a big part of realizing our goal to grow life insurance revenues. We also believe this focus on local healthcare talent will make us even more effective as a provider of wellness screenings and other healthcare services to our Health and Wellness business.

As we've said, improving our competitive position required a new technology platform. The $5 million of capital investments we've made are now paying off and we believe that they will result in reduced costs and faster, more accurate service for both agents and health professionals. As a result, we were able to take a major step we've been talking about for some time, that being shutting down our old rented software, which we turned off just in June. Portamedic's operating and maintenance costs have been reduced as a result. The old system cost approximately $1.7 million a year to maintain, we've now reduced those costs by 30%, and we expect further cost reductions by the end of the year. All told, our goal is to reduce Portamedic's total system's maintenance expenses by approximately $1 million annually.

As we've reduced costs, we haven't missed a beat in rolling out our new technology to benefit customers. In April, we received an Insurance Industry Leadership Award from iPipeline®, which is a leader in insurance application technology. The award recognized our groundbreaking work to provide data acquisition and processing solutions to Highland Capital Brokerage, and we're now extending that technology to more customers.

In April, we also introduced new website functions to help insurance agents order the right Portamedic services and check the status on any smartphone or tablet.

We also introduced a new version of our iParamed exam software, which now helps local health professionals complete electronic exams, even when there's little or no cellular signal. We believe that is another industry first. It's safe to say that our information technology team has never been busier. Our IT expenses increased during the second quarter, as we began adding five new major life insurance companies to the iParamed platform. This was somewhat offset by optimizing our communications network during the quarter, to use fewer circuits and reduce data costs.

Last, but not least, our Portamedic transformation has allowed us to greatly streamline and simplify the organization, moving from over a hundred standalone local branches to a network of around 60 centralized customer service centers. This will not only reduce costs, it is expected to drive great increases in efficiency and quality. Straightforward, but time-consuming, administrative tasks that used to be performed in each of the hundred local branches can now be performed centrally, freeing up our local resources to focus on what is most important, that being local customer service. Because of this process, for example, we've centralized recruiting, credentialing and managing of local health professionals, streamlined the delivery of lab kits and other supplies for examiners, and deployed new technology and management practices to help us answer customer calls on the first ring all across the country. As a result, we believe we've doubled the productivity of our customer service reps and we expect to deliver continued cost and quality improvements in the future.

During the second quarter, we made major progress in signing up new carriers for our iParamed exam software. By the end of this year, we believe iParamed will be the most widely adopted electronic exam platform in the industry. We expect to have 15 major carriers on our platform by the end of this year.

At the same time, Health and Wellness growth is a top priority for the management team. The second quarter saw continued strong Health and Wellness growth, primarily from increased revenue and volume from both existing and new customers. During the quarter, we completed approximately 70,000 health screenings. That's about a 50% increase over the second quarter of 2011. Our pipeline for the second half of 2012 is as strong as we've seen it. We're pursuing new types of prospects that present large multi-year opportunities with major employers and government programs.

This past April, we added four new sales and operations executives to the Health and Wellness team to take advantage of new opportunities. Our goals are to expand the business from current customers, target larger opportunities and pursue new government projects. We made progress in all these areas during the second quarter. We added several new Wellness customers that began billing in the second quarter. We've been working to sign more new Wellness customers and support their state government screening commitments. We've been exploring new ways to leverage our fulfillment and logistics capabilities. We also invested in and upgraded our Health and Wellness technology capabilities in the second quarter and began to convert the iParamed platform to meet Wellness customer screening needs, and we developed new services to more economically screen remote workers.

Looking farther ahead, we remain very encouraged and excited about the continued growth and the size and the scope of our Health and Wellness business. We're expanding our presence in government contracting opportunities both directly and as a subcontractor. We believe we're well positioned to continue to grow in our traditional screening services and to take advantage of new opportunities made possible by changes in healthcare laws. Going forward, we believe it will be increasingly important for health plans, employers and government healthcare programs to clearly understand the health status of each covered person and to monitor it consistently over time. We believe that we're well positioned to collect, process and report the health information required to meet this critical need.

Getting back to the Company as a whole, looking to the remainder of this year, we expect improved results in Q3 and year-over-year growth in Q4, along with profitability, and we expect to end 2012 positioned for sustained profitability in 2013. We expect to end the year with adequate cash on hand and no borrowings.

When we initially brought the business transformation plan to the Board, we did so very mindful of its cost, effort, time and near-term operational implications. We made a decision to proceed because we believed that the transformation was both necessary and in the best interest of our Company, our shareholders and our customers. We appreciate your continued support and believe that in the next few quarters we will all look back on this effort as having been the best course for all of our constituents. As we knew at the outset, the turnaround has taken longer and cost more than had we decided to do nothing or make marginal improvements, but we've achieved a significant technology and business transformation which we believe will lead to profitability and revenue growth.

And now I'd be happy to take your questions.

Operator: Thank you. Ladies and gentlemen, as a reminder, if you have a question, please press the star, followed by the one on your touchtone phone; if you would like to withdraw your question, you can press the star, followed by the two; and if you are using speaker equipment today, it may be necessary to lift the handset before making your selection.

Our first question is from the line of Nick Halen with Sidoti & Company. Please go ahead.

Nick Halen: Good morning, guys.

Ransom Parker: Good morning.

Michael Shea: Good morning, Nick.

Nick Halen: So, the $4 million of cost savings that you mentioned in the second half of 2012, is it safe to assume that that savings will be spread pretty evenly over the next two quarters? I guess, how should we look at the timing of that?

Michael Shea: It is a little heavier in the fourth quarter. So, approximately $1.8 in Q3, $2.2 million or so in Q4, is our current forecast, Nick.

Nick Halen: Okay, all right, perfect. Thanks. Now, I guess, in your view, what is the margin potential with this new delivery model in place? I know you guys are expecting significant margin improvement. I was trying to get a sense-even assuming little to no top line growth, I guess, realistically, what is the margin potential, in your eyes?

Michael Shea: Most of it, the same answer, 90% of it will be in the cost of operations, a reduction there. So, we're looking at approximately $4 million in the second half, $8 million on an annual basis, Nick, and, again, most of that all going into cost of operations. So, whatever revenue levels you're going to assume in that model, that's how you should be adjusting for margin.

Nick Halen: Okay. It seems like there's a good amount of leverage to be had there?

Michael Shea: Oh, absolutely, and there also is, as I mentioned, some costs in SG&A which occurred in the first half of the year, as we were converting to the new system, which those costs will not be there in the second half. So, in SG&A, approximately $400,000 to $500,000 of license fees, maintenance, training costs for the new PartnerLink conversion, things of that nature, will also go away in the second half of the year. So, SG&A decreased-we're at $11 million this quarter and it's down from $11.4 in the first quarter, so we've decreased this quarter. We're expecting to decrease again in Q3 and Q4 as these costs that I just mentioned are eliminated.

Nick Halen: Mm-hmm, okay. Now, I think I may have missed it, but I think you said iParamed, you're expecting 15 customers will be utilizing that by year end; is that correct?

Ransom Parker: That's correct, Nick.

Nick Halen: I guess, how many customers as of right now are utilizing that, and just going forward, how quickly do you think some of your customers are going to decide to adopt that platform?

Ransom Parker: We currently have eight major life insurance companies who are users and adopters of iParamed, and their rate of adoption varies, because it's, in part, a function of the date which the carrier originally went on, and how they've come on at the time. So, we currently have eight and we anticipate that, as we said before, we will have another seven on board by the end of this year. I don't have the exact initiation dates, but they're going to come in, probably, ratably over the third and fourth quarter, in terms of schedule.

Nick Halen: Okay. Then, just lastly, I guess with the transformation and the new delivery model that you guys are implementing, can you talk a little bit about, I guess, just industry wide-I guess, how it matches up to some of your competitors and are you seeing anything similar on their end, and, I guess, what makes your system, in your opinion, better and will allow you guys to gain share?

Ransom Parker: Yes, I guess for a kind of perspective on the whole delivery model, Nick, I mean, as we've talked before, there are a lot of moving parts to the model. There are IT systems involved, as we've talked, training, process, people, change management, all kinds of things. The overarching goal of the model, from our business standpoint, is very simply to increase the volume of paramedical exams on a nationwide basis. So, what of the two key drivers of achieving that goal? The first is-it sounds very simple, but it's superior customer service for carriers, agents, brokerages and producers, number one; and, second, it's a broader and deeper working relationship with the health professionals who actually perform the exams. So, we're, you know, just at about 30 days into the launch, so it's too early to tell, but there are some fairly positive initial indicators.

We know from communication with ordering agents at the local level that they have noticed palpable performance improvements in our response time to their incoming calls with questions. The health professional network, the examiner network, we have a lot of incoming calls and communication, more so than we had before, regarding what the new delivery model is, and their statements of interest, quite frankly, in the things that we're talking to them about, like continuing education, career development, getting them larger exam volume than they had before, better support in the scheduling and delivering of our services on their behalf.

So, those are a couple of key early indicators. We've also seen in one geographic region related to health professionals, in a three-week period we effectively doubled the number of health professionals that are in and certified in our network, and that's in a three-week period. So, I mean, the leading indicators are that we've made the right decision, we're very optimistic about the impact that it can have, but there's still a lot of work to be done.

The other comment that I'd make, Nick, on your point, what's unique about it, as we talked, this transformation, we knew it was going to cost more, take longer and have more near-term operational impact than the other two options that we talked about. The other aspect of the other two options we talked about, either doing nothing or making marginal repairs, in our minds, may have painted a better picture for the Company in the near term, but the reality is either one of those two approaches, in our minds, would have masked the true opportunities to really improve performance of Portamedic in the long term, and it also would have missed the opportunity, those two options, to truly differentiate ourselves in the market. I mean, the reality is that all of our major carrier customers-obviously, at a different scale than we are-are going through very similar types of business transformations on their side. I mean, what are they doing? We know in conversations with them, daily conversations, they're working to improve their operating efficiency by doing more than just cutting operating expenses, they're deploying more automated systems both internally and for their customer-facing applications. They're trying to place their applicants at the center of their service models as opposed to on the periphery, because that is a key for them, what is that applicant's experience with Carrier XYZ, and they are trying to drive a more consistent applicant and customer experience across their markets, the same way we are. So, we believe, and our customers have confirmed, in consultation with them, that what we're doing is very supportive of what their kind of objectives are in transforming their businesses.

I won't comment on what our competitors may or may not be doing, but I'm not aware of any of our competitors that have made the amount of change in their operations that we have worked to make in the last 18 months, and that we've actually implemented in the last 30 days.

Nick Halen: Okay, great. Thanks, guys.

Michael Shea: Thank you, Nick.

Operator: Thank you. The next question is from the line of Greg Abella with Investment Partners Asset Management. Please go ahead.

Greg Abella: Good morning, gentlemen.

Ransom Parker: Good morning.

Michael Shea: Good morning.

Greg Abella: I don't want to spend too much time with a history lesson here, but it probably hasn't gone unnoticed that you ended 2010 with about 21-a little more than $21 million in cash. We're now down, as of the end of the quarter, to $11.5 million. Based on your internal projections, where do you anticipate ending the year with cash?

Michael Shea: Where we see right now-as we said, in the second quarter we used $2 million of cash; $0.9 million used in operations and a million dollars in cap ex were the primary drivers. For the balance of the year, we are expecting cash to decline in Q3, primarily resulting from an expected increase in accounts receivable, which we've historically seen from the second to third quarter, during the summer months, and also some additional cap ex. However, in the fourth quarter we are expecting cash to increase from third quarter levels, primarily driven by our fourth quarter profitability, lower accounts receivable, as the year end is always our lowest DSO position, and slightly offset by Q4 cap ex. So, net net, at the end of this year, we're looking at forecasting a $10 million range as far as the cash position.

Greg Abella: Okay. On this level of sales, what sort of cash do you just need to run the business?

Michael Shea: Well, there's two targets we operate by. From our bank covenant and borrowing standpoint, we need to maintain $6 million not to violate any of the financial covenants. So, that's one key metric. Obviously, our metric to run the business is below that, but 6 million is the one which, you know, we cannot go below. So, my forecast, even during the third quarter and certainly for the fourth, keeps us above that bank minimum.

Greg Abella: Okay, that's fair enough. We want to be supportive and patient here, and I think we've been that, but I guess I would repeat, more or less, what I asked in the first quarter conference call, which is that if this doesn't sort of shake out as you project and you're burning cash continually, is there a point where Plan B has to be enacted, which is hiring an investment banker to sell the Company?

Ransom Parker: We don't have a firm plan to do that at this point, but we have those discussions internally just as a normal prudent course of business.

Greg Abella: Okay.

Ransom Parker: So, the answer to your question is, yes, it's not under consideration at this point, but it's obviously something we consider, and as we've watched our progress through the first half of this year and, quite frankly, as we monitor our progress in the third and fourth quarter, and before that, it's monitoring the progress of performance proven on a delivery model and what we expect to be a very strong third and fourth quarter … (cross talking).

Greg Abella: Okay, I … (cross talking).

Ransom Parker: But we're aware of that and discussing it internally.

Greg Abella: Okay, and I'd like to see this work out and for Hooper Holmes to remain independent, but, you know, obviously, you can't watch things go straight into a wall, either. I think there's a lot of value here in either scenario, but, you know, all things being equal, if you can remain independent and profitable, that would be fantastic, but there is a point, though, gentlemen.

Ransom Parker: I understand.

Greg Abella: Okay, that's it.

Michael Shea: Thank you.

Operator: Thank you. The next question is from the line of Matt Reiner with Adirondack Funds. Please go ahead.

Matt Reiner: Hi, guys.

Ransom Parker: Good morning.

Matt Reiner: The first question, when you talked about the five major new insurance companies on the-is it the iParamed platform?

Ransom Parker: Yes.

Matt Reiner: What you're expecting in the second half, is that new or existing-is that existing ones being converted or are those entirely new?

Ransom Parker: Those are carriers with whom we have contracts to provide services and the way to think about it is that they're adding the iParamed exam platform for the services that we already provide. So, those would be net new users of iParamed, but they wouldn't be net new name contracts for us. Does that clarify it?

Matt Reiner: Yes, okay, and then moving them over, I would assume is more profitable?

Ransom Parker: Yes, there's revenue and profitability associated with the deployment of iParamed in those carriers' customer bases.

Matt Reiner: Okay. Then, on the Health and Wellness side, do you have an idea of how many-or can you provide to us how many Health and Wellness customers you have?

Michael Shea: It's approximately 40 at this point, 40 customers.

Matt Reiner: Okay, and that's something you're thinking has the opportunity to expand that even more?

Ransom Parker: Absolutely. There's a substantial amount of growth that's happening within that customer base, that sponsor base that we referred to, it's based on the increase in their business, and there are, as I referenced in my comments, a number of new opportunities that we're pursuing.

Matt Reiner: Okay. Then, as far as Q3, is there any typical normal seasonality in Q3?

Michael Shea: Yes, there is. It's, from a Portamedic standpoint, seasonality, as that is the lowest quarter of the year, Q3, primarily because of the summer months and the decline in people getting exams, buying insurance, agents selling. So, the third quarter is the lowest from the seasonality aspect for Portamedic. It is, though, a good quarter for Health Wellness, we should see an increase from Q2 levels, and fourth quarter, from the seasonality standpoint, is the strongest quarter for Health and Wellness.

Matt Reiner: Okay, and the second quarter is a weaker quarter for Health and Wellness, I assume, the one you just had?

Michael Shea: Yes, that's correct.

Matt Reiner: Okay. Then, when you talk about the $4 million in savings-and thanks for breaking it out by quarter there, the 1.8 and the 2.2-do you expect, or should we see that more in cost of goods sold or SG&A, or a little bit of both, or how would you break that down?

Michael Shea: That's primarily a reduction of cost of operations, all right, so the vast majority of that will be above-within gross margin.

Matt Reiner: Okay, all right. Then, someone else had asked the question, when you talked about the second half having, you know, $400,000 or $500,000 less in SG&A due to transitioning, some of this training and what not, is that part of that $4 million number or is that … (cross talking).

Michael Shea: No, that is in addition to that number in the SG&A line.

Matt Reiner: Okay, great. All right, good, that's all I have for now. Thanks, guys.

Michael Shea: Thank you, Matt.

Operator: Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time, and as a reminder, if you are using speaker equipment today, it may be necessary to lift the handset before making your selection. Once again, that was star, one to ask a question. One moment, please.

We do have a question from the line of Joe Fernicola, a private investor. Please go ahead.

Joe Fernicola: Hello, Randy?

Ransom Parker: Yes, Joe. How are you?

Joe Fernicola: I'm fine. Randy, I've been a shareholder now, I'm a private investor, for many, many years, and I've watched the decline go down every year, and I believe in you when you say you're working on some new innovations to turn this Company around sometime maybe by the end of the year.

Ransom Parker: Mm-hmm.

Joe Fernicola: That is what you said; isn't that correct?

Ransom Parker: Yes, we expect to see-we've already seen initial progress after 30 days and we expect to see continued progress on Portamedic.

Joe Fernicola: So, in your belief, do you feel so far you've earned your pay at the Company?

Ransom Parker: Yes.

Joe Fernicola: You feel you've earned it?

Ransom Parker: Yes.

Joe Fernicola: In other words, you've reached the goals you wanted to reach and you've earned the pay that you get?

Ransom Parker: We have executed-not perfectly. We have executed against the plan that we put in place starting in January of 2011 to correct some of the deficiencies and competitive issues in Portamedic that we have all known of for a number of years prior to January of 2011. Has it worked perfectly? No. Did we know that it was going to be more complex and take longer than the other two options that I cited; i.e. doing nothing or making marginal changes? Yes, we did know of that. But, I'm very comfortable with the progress that we've made against the plan that we put in place in January of '11.

Operator: Thank you. Once again, ladies and gentlemen, if you have a question, please press the star, followed by the one at this time.

We do have a follow-up question from the line of Matt Reiner with Adirondack Funds. Please go ahead.

Matt Reiner: Hey, guys, one more there. You talked about the platform just kind of being turned on-was it late June?

Ransom Parker: Yes.

Matt Reiner: You're already seeing pretty good results from that.

Ransom Parker: Early indicators, right.

Matt Reiner: Yes, they're early indicators. On the early indicators, can you give an idea, you know, profitability wise how much it different looks than the old model, I guess?

Ransom Parker: It's really, really hard to tell, Matt, given, literally, 30 days experience. It's very hard to tell.

Matt Reiner: Okay. Right now, it's more you're seeing it in the service side of it, is that the real progress you're seeing … (cross talking).

Ransom Parker: I mean, this is literally within the last three or four weeks, right?

Matt Reiner: Yes.

Ransom Parker: We are getting-it's not just our monitoring the statistics, it's the input that we're getting from ordering agents and from the health professionals that we're servicing, and the high level message is “you guys are doing the right things, keep it up.” We've actually, as I said before, seen some modest exam order volume increase for specific geographies and increases in our examiner; i.e. health professional network core, and that's within three weeks.

I'm not going to take the risk of drawing an absolute black trend line on that, but the early indicators, as I said, are fairly positive.

Matt Reiner: Okay, great. Thanks.

Operator: Thank you. There are no further questions at this time. I will turn it back over to management for any closing remarks.

Ransom Parker: I appreciate everyone's time and attention and focus, and we look forward to updating you again in early November.

Operator: Ladies and gentlemen, this does conclude the conference call, you may now disconnect and thank you for your participation